Exhibit 10.3

Oragenics, Inc. 2021 Equity Incentive Plan Notice of Grant of Stock Options and Stock Option Award Agreement

Dear ____________,

Oragenics, Inc. hereby grants you stock options to purchase up to ______________ shares of our common stock (the “Stock Options”). These Stock Options are subject to the terms and conditions set forth in the Company’s 2021 Equity Incentive Plan (the “Plan”) and in the Terms and Conditions attached as Appendix A.

Covered Shares:	____________ shares of common stock, par value $0.001 per share.

Exercise Price:	The purchase price for these shares will be $_______ per share.

Date of Grant:	The “Date of Grant” for your Stock Options is [_________], 2021.

Vesting Schedule:	You may exercise your Stock Options after they become “vested.” Vesting is subject to your continued employment with Oragenics after the vesting dates in the following schedule.

Vesting Date	Vesting Percentage of Shares	Total Number of Shares

Notwithstanding the foregoing, the Stock Options will become fully vested upon a “change in control” (as this term is defined in the Plan).

Termination:	Subject to the terms of the Plan, the vested portion of your Stock Options will remain exercisable for three months after the date your employment terminates.

Not ISOs:	These Stock Options are not intended to be “incentive stock options” under Section 422 of the Internal Revenue Code.

Expiration Date:	If not previously exercised or forfeited, the Stock Options expire on [__________], 2031.

Your signature below acknowledges your agreement that the Stock Options granted to you are subject to all of the terms and conditions contained in the Plan and in Appendix A. PLEASE BE SURE TO READ APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF YOUR STOCK OPTIONS.

Please sign one copy of this Stock Option Agreement (the other copy is for your files) and return the signed copy to me no later than _______________, 2021.

ORAGENICS, INC.

Date

Employee

Date

[Signature Page to Option Award Agreement]

APPENDIX A

Oragenics, Inc.

2021 Equity Incentive Plan

Terms and Conditions of Stock Options

Pursuant to this Stock Option Award Agreement, Oragenics, Inc. (the “Company”) has granted the key employee of the Company named on the first page of this Award Agreement (the “Participant”) stock options under the Company’s 2021 Equity Incentive Plan (the “Plan”). These stock options will give the Participant a contingent right to purchase the number of shares of the Company’s Common Stock indicated in the Notice of Grant on the first pages of this Award Agreement (the “Notice of Grant”) upon satisfaction of the vesting requirements and other conditions set forth in this Award Agreement.

The terms and conditions of the Stock Options are as follows:

1. Grant. The Company has granted the Participant stock options to purchase the number of shares of the Company’s Common Stock, $0.001 par value per share (“Common Stock”), specified on the first page of the Award Agreement.

All of the terms of the Plan related to Stock Options are incorporated into this Award Agreement by reference. Defined terms not explicitly defined in this Award Agreement but defined in the Plan shall have the same definitions as in the Plan.

The Stock Options granted under this Award Agreement are not intended to be Incentive Stock Options covered by Section 422 of the Code, except as otherwise expressly specified in the Notice of Grant or otherwise stated herein.

2. Purchase Price. The price per share to be paid by the Participant for the shares purchased pursuant to these Stock Options (the “Exercise Price”) is stated on the Notice of Grant. This Exercise Price shall not be less than the Fair Market Value of a share of Common Stock as of the Date of Grant (as described in the Notice of Grant).

3. Vesting. The Stock Options shall become vested and exercisable only if the Participant continues to be employed by the Company through the Vesting Dates set forth in the vesting schedule set forth in the Notice of Grant, and satisfies any other vesting conditions specified on such schedule.

4. Stock Options Non-Transferable. The Stock Options shall not be transferable by the Participant other than by will or the laws of descent and distribution. During the lifetime of the Participant, the Stock Options shall be exercisable only by such Participant (or by the Participant’s guardian or legal representative, should one be appointed).

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5. Notice of Exercise of Option. The Stock Options may be exercised by the Participant by delivery of a written notice signed by the Participant to the Company to the attention of the Plan Administrator or such officer of the Company as the President/Chief Executive Officer may designate. Any such notice shall:

(a)	specify the number of shares of Common Stock which the Participant, then elects to purchase by exercising the Stock Options,

(b)	contain such information as may be reasonably required pursuant to Section 13 below, and

(c)	be accompanied by payment in full of the Exercise Price for the Stock Options being exercised, as described in Section 6 below.

The Participant must exercise the Stock Options for at least 100 shares, or, if less the full number of shares shown in the vesting schedule set forth in the Notice of Grant as to which the Stock Options remain unexercised.

Upon receipt of any such notice and accompanying payment of the Exercise Price, and subject to the terms hereof, the Company agrees to issue to the Participant, the number of shares specified in such notice registered in the name of the person exercising the Stock Options.

6. Payment of Exercise Price. Payment of the Exercise Price due upon the exercise of the Stock Options may be made in any one or in any combination of the following forms:

(a)	in cash ( by a certified or cashier’s check);

(b)	in the form of delivery to the Company (either by actual delivery or attestation) of shares of Common Stock owned by the Participant having a Fair Market Value equal to the total Exercise Price at the time of the exercise;

(c)	in the form of shares of stock issued to the Participant (or issuable to the Participant pursuant to the exercise of the Stock Options) having a Fair Market Value equal to the total Exercise Price at the time of the exercise, provided that (1) such shares used to pay the Exercise Price will not be exercisable thereafter and (2) any remaining balance of the Exercise Price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment;

(d)	through simultaneous sale through a broker acceptable to the Committee of shares of Common Stock issuable to the Participant on exercise, as permitted under Regulation T of the Board of Governors of the Federal Reserve System.

7. Issuance of Shares. Any shares of Common Stock issuable to the Participant upon exercise of the Stock Options shall be delivered to the Participant (or to the person to whom the rights of the Participant shall have passed by will or the laws of descent and distribution) as promptly after the date of exercise as is feasible, but not before the Participant has paid the Exercise Price for such shares and made arrangements to satisfy only applicable tax withholding requirements as required by Section 8.

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8. Withholding Taxes. In connection with the exercise of the Stock Options, the Company shall notify the Participant of the amount of tax (if any) that must be withheld by the Company under all applicable federal, state and local tax laws. In such event, the Participant agrees to make arrangements satisfactory to the Company to (a) remit the required amount to the Company in cash, (b) authorize the Company to withhold a portion of the shares of Common Stock otherwise issuable upon exercise of the Stock Options with a value equal to the required amount of tax, (c) deliver to the Company shares of Common Stock the Participant already owns with a value equal to the required amount, (d) authorize the deduction of the required amount of tax from the Participant’s regular cash compensation from the Company, (e) by allowing the Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, or (f) otherwise provide for payment of the required amount in any other manner satisfactory to the Company.

As a condition to accepting this award of Stock Options under the Plan, the Participant agrees (a) to not make any claim against the Company, or any of its officers, directors, employees or affiliates related to tax liabilities arising from such Stock Options or other Company compensation, and (b) further agrees that in the event that the amount of the Company’s tax withholding obligation in connection with such Stock Options was greater than the amount actually withheld by the Company, the Participant shall indemnify and hold the Company harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9. Expiration of Options. If the Stock Options are not exercised with respect to all or any part of the shares subject to the Stock Options prior to the expiration date specified in the Notice of Grant (which shall be no later than ten (10) years from the date of grant), the Stock Options shall expire, and any shares with respect to which the Stock Options were not previously exercised shall no longer be purchasable by exercising the Stock Options.

10. Termination of Services. In the event of the termination of the Participant’s employment by the Company, other than a termination that is either (i) for Cause, (ii) voluntarily initiated on the part of the Participant and without written consent of the Company,

(a)	the unvested portion of the Stock Options (if any) shall terminate immediately and shall not thereafter be or become exercisable; and

(b)	the Participant may exercise the vested portion of the Stock Options at any time within three (3) months after such termination to the extent of the number of shares which have already become vested and purchasable shares under the vesting schedule set forth in the Notice of Grant at the date of such termination.

In the event that the termination of the Participant’s employment with the Company is a result of Disability, the Participant may exercise the vested portion of the Stock Options at any time within the period of twelve (12) months after the date of such termination by reason of Disability.

In the event of a termination of the Participant’s employment with the Company that is either (i) for Cause or (ii) voluntarily initiated on the part of the Participant and without the written consent of the Company, all of the Stock Options which have not previously been exercised shall terminate immediately and shall not thereafter be or become exercisable.

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In the event the Participant’s employment terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable post-termination exercise period described in the preceding paragraph: (i) the exercise of the Participant’s Stock Options would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate applicable law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable post-termination exercise period will be extended to the last day of the calendar month that commences following the date the Stock Options would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Stock Options be exercised after the expiration of its term (as set forth on the first page of the Award Agreement).

11. Death. In the event of the Participant’s death while employed by Company or within eighteen (18) months after termination of such employment (if such departure from the Company was not for cause), the Stock Options shall remain in effect and may be exercised by the Participant’s executor or administrator, or the Participant’s heirs to the extent of the number of shares which had already become vested under the vesting schedule on the first page of this Award Agreement at the date of death. The appropriate persons to whom the right to exercise the Stock Options transferred may exercise that portion of the Stock Options at any time within a period ending on the earlier of (a) the last day of the eighteen (18) month period following the Participant’s death or (b) the expiration date of the Stock Options specified in the Notice of Grant.

12. Representations of Participant. The Participant represents, warrants, and agrees as follows, and the parties agree that the Company may rely on the same in consummating the issuance of any shares of the Common Stock to the Participant pursuant to the Stock Options (the “Option Shares”):

(a)	No Representations. The Participant is entering into this Agreement, and will acquire the Option Shares, solely on the basis of his own familiarity with the Company and all relevant factors about the Company’s affairs, and neither the Company nor any agent of the Company has made any express or implied representations, covenants, or warranties to the Participant with respect to such matters.

(b)	Investment Purpose. The Participant is acquiring the Option Shares for his own account for investment and not with a view to the resale or distribution of the Option Shares.

(c)	Economic Risk. The Participant is willing and able to bear the economic risk of an investment in the Option Shares (in making this representation, attention has been given to whether the Participant can afford to hold the Option Shares for an indefinite period of time and whether, at this time, the Participant can afford a complete loss of the investment).

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13. Compliance with Securities Laws and Other Regulatory Matters. The Participant acknowledges that the issuance of capital stock of the Company is subject to limitations imposed by federal and state law, and the Participant hereby agrees that the Company shall not be obligated to issue any shares of Common Stock upon an attempted exercise of the Stock Options that would cause the Company to violate law or any rule, regulation, order or consent decree of any regulatory authority (including without limitation the SEC) having jurisdiction over the affairs of the Company. The Participant agrees that he or she will provide the Company with the representations in Section 12 above, and with such information as is reasonably requested by the Company or its counsel to determine whether the issuance of Common Stock complies with the provisions described by this Section 13.

14. Rights Prior to Issuance of Shares. Neither the Participant nor any person to whom the rights of the Participant shall have passed by will or the laws of descent and distribution shall have any of the rights of a shareholder with respect to any shares of Common Stock until the date of the issuance to him of such shares of Common Stock as provided in Section 7 above.

15. Covenant Not to Compete. If the Participant has not already executed a non-competition agreement with the Company, the Participant shall provide the Company with a signed non-competition agreement simultaneously with the execution of the Award Agreement. The Participant’s execution and delivery of such a non-competition agreement in a form reasonably satisfactory to the Company shall be a condition to the Company’s obligation to issue any shares to the Participant upon exercise of the Stock Options granted under this Agreement. In consideration of the Stock Options, the Participant agrees that if, at any time during the period set forth in non-competition agreement, the Participant should violate the covenants not to compete or the non-solicitation covenants set forth in the non-competition agreement without the express prior consent of the Company, the Participant will forfeit his or her right to receive or retain the shares issued upon the exercise of the Stock Options granted under this Agreement.

16. Miscellaneous.

(a)	This Agreement shall be binding upon the parties hereto and their representatives, successors and assigns.

(b)	The Participant acknowledges and agrees that if he should become an executive officer of the Company, the Stock Options granted under this Agreement may be subject to the Company’s policy on recoupment of executive incentive compensation, as it may be amended from time to time.

(c)	This Agreement shall be governed by the laws of the State of Florida.

(d)	Any requests or notices to be given hereunder shall be deemed given, and any elections or exercises to be made or accomplished shall be deemed made or accomplished, upon actual delivery thereof to the designated recipient, or three days after deposit thereof in the United States mail, registered, return receipt requested and postage prepaid, addressed, if to the Participant, at the most recent mailing address provided to the Company in writing, and, if to the Company, to the executive offices of the Company at 4902 Eisenhower Boulevard, Suite 125, Tampa, Florida 33634, or at such other addresses that the parties provide to each other in accordance with the foregoing notice requirements.

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(e)	The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Award Agreement and any other Stock Option grant materials by the Company for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares held in the Company, details of all Stock Options or any other equity Awards under the Plan awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The Participant further understands that such Data may be transferred to any stock plan service provider selected by the Company to assist the Company with the implementation, administration and management of the Plan.

(f)	This Agreement may not be modified except in writing executed by each of the parties to it.

(g)	The Stock Options granted to the Participant under this Agreement are subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and are further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

(h)	Neither this Agreement nor the Stock Options confer upon the Participant any right to continue their employment with the Company or otherwise continue to provide their services to the Company.

17. Minimum Stock Ownership. The Participant acknowledges and agrees that the Participant shall be subject to a minimum dollar value stock ownership holding requirement of two times the Participant’s then base salary (the “Minimum Stock Ownership Amount”) and that the Participant shall be precluded from the sale of any shares of Company common stock owned by the Participant through equity awards received from the Company having a then value that is equal to or less than the Minimum Stock Ownership Amount. By way of example, if the Participant’s base salary was $100,000, the Participant could not sell any shares of Company common stock held (including shares able to be acquired by way of exercise of stock options that have vested) if the sale would cause the Participant to fall below $200,000 in value of the Company common stock owned (or eligible to be acquired by the exercise of stock options that have vested and are in-the-money). If the Participant does not own in excess of $200,000 in Company common stock at such time, then the Participant would be required to hold the shares (either owned or eligible to be acquired by exercise of vested options) until such time as the value exceeded the $200,000 amount and then the Participant would only be permitted to sell such amount of Company common stock having a value in excess of $200,000. The Participant shall follow the Company’s pre-clearance requirements prior to any contemplated sale of Company stock in furtherance of the compliance with this section and the Participant shall not sell any Company common stock owned by the Participant unless such sale has been first cleared in advance by the Company including as to the Minimum Stock Ownership Amount. For the avoidance of doubt, any shares acquired by the Participant outside of awards under the Plan shall not be subject to the Minimum Stock Ownership Amount.

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